                                  SCHEDULE 14A
                     Information Required in Proxy Statement
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  X
Filed by a Party other than the Registrant __
Check the appropriate box:
__  Preliminary Proxy Statement
X   Definitive Proxy Statement
__  Definitive Additional Materials
__ Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

                       Right Management Consultants, Inc.
                (Name of Registrant as Specified In Its Charter)
_____________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing Fee (check the appropriate box):

X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2).
__  $500 per each part to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
__  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.
         1) Title of each class of securities to which transaction applies:
        ____________________________________________________________
         2) Aggregate number of securities to which the transaction applies;
        ____________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing is calculated and state how it was determined.)
        ____________________________________________________________
         4) Proposed maximum aggregate value of transaction:
        ____________________________________________________________
         5) Total fee paid:
        ____________________________________________________________
__ Fee paid previously with preliminary materials.

__ Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement num-ber, or the Form or Schedule and the date of its filing.
        1) Amount Previously Paid:
      ____________________________________________________________
        2) Form, Schedule or Registration Statement No.:
      ____________________________________________________________
        3) Filing Party:
      ____________________________________________________________
        4) Date Filed:
      ____________________________________________________________

                                     LOGO

                      RIGHT MANAGEMENT CONSULTANTS, INC.

                              1818 Market Street
                       Philadelphia, Pennsylvania 19103

                                    ------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, MAY 9, 1996

                                    ------

   The annual meeting of shareholders (together with any and all adjournments and postponements, the "Meeting") of Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"), will be held on Thursday, May 9, 1996, at 10.00 a.m., at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania, for the following purposes:

       1. To elect directors to hold office until the annual meeting of shareholders in 1997 and until their respective successors are duly elected and qualified.

       2. To amend the Right Management Consultants, Inc. 1993 Stock Incentive Plan.

       3. To adopt the 1996 Employee Stock Purchase Plan.

       4. To ratify the selection by the Board of Directors of Arthur Andersen LLP, as the Company's independent public accountants for the current fiscal year.

   The Board of Directors has fixed the close of business on March 20, 1996 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

   The enclosed proxy is solicited by the Company. Reference is made to the accompanying proxy statement for further information with respect to the business to be transacted at the Meeting.

   The Board of Directors urges you to sign, date and return the enclosed proxy promptly. You are cordially invited to attend the meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                               By Order of the Board of Directors
                               G. Lee Bohs
                               Chief Financial Officer, Treasurer and Secretary

Philadelphia, Pennsylvania
April 8, 1996

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                              1818 Market Street
                       Philadelphia, Pennsylvania 19103

                             PROXY STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 9, 1996

                             GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"), for use at the Company's annual meeting of shareholders (together with any and all adjournments and postponements, the "Meeting") which is scheduled to be held at 10:00 a.m., local time, on Thursday, May 9, 1996 at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania. This proxy statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 8, 1996.

   The Board of Directors knows of no matters that are likely to be brought before the Meeting other than those specified in the Notice thereof. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" all the nominees of the Board of Directors, "FOR" the amendment of the 1993 Stock Incentive Plan, "FOR" the adoption of the 1996 Employee Stock Purchase Plan and "FOR" the ratification of the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

   Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

   All references in this proxy statement to amounts of shares or per share data reflect the Company's three-for-two stock split, effective November 10, 1995.

           VOTING SECURITIES, VOTING RIGHTS AND SECURITY OWNERSHIP

VOTING SECURITIES

   At the close of business on March 20, 1996, the record date fixed for the determination of shareholders entitled to notice of and to vote at the Meeting, there were outstanding 4,129,723 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), each of which has one vote per share. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the purpose of considering the matters expected to be voted on at the meeting. Abstentions, and any shares as to which a broker or nominee indicates that it does not have discretionary authority to vote on a particular matter, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether the approval of shareholders has been obtained with respect to any such matter and thus will have the effect of a vote to "Withhold Authority" in the election of directors or as a vote "Against" all other matters included in the proxy. Shareholders of the Company do not have the right to cumulate votes in the election of directors or otherwise.

PRINCIPAL SHAREHOLDERS AND SHAREHOLDINGS OF MANAGEMENT

   The following table sets forth certain information as of March 20, 1996 with respect to the holdings of Common Stock of each director and nominee for director, all directors and officers as a group and each person who was known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise specified, the named beneficial owner has sole voting and investment power. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days of March 20, 1996 with respect to any shares.

   A Shareholders' Agreement is in effect among the Company and all holders of 2% or more of the outstanding shares of Common Stock of the Company who were shareholders on September 25, 1986 and who remain shareholders, directors or employees of the Company whereby each party has granted the Company, and after the Company, the other parties to the Agreement, certain rights of first refusal with respect to a proposed sale of shares to a third party by such shareholder.

   All of the individuals listed below are nominees for directors of the Company, except for Mr. Manville D. Smith, who is a "named officer." Their address is the same as the Company's listed on the previous page.

                                                          Number of         Percent
                                                            Shares            of
Name of Shareholder                                   Beneficially Owned   Class(1)
- --------------------                                  ------------------   ---------
FMR Corp.  ........................................       407,100  (2)        9.9%
Richard J. Pinola  ................................       260,467  (3)        6.0%
T. Rowe Price Associates, Inc.  ...................       244,500  (4)        5.9%
Greenville Capital Management  ....................       225,422  (5)        5.5%
Frank P. Louchheim  ...............................       159,489  (6)        3.9%
Larry A. Evans  ...................................       146,370  (7)        3.5%
Joseph T. Smith  ..................................        70,974  (8)        1.7%
Nancy N. Geffner  .................................        42,732  (9)        1.3%
Joseph E. Jannotta, Jr.  ..........................        11,000 (10)           *
John R. Bourbeau  .................................         9,675                *
Manville D. Smith  ................................         6,116 (11)           *
Catherine Y. Selleck  .............................         1,000                *
Raymond B. Langton  ...............................             0             0
Rebecca J. Maddox  ................................             0             0
Marti D. Smye  ....................................             0             0
All Directors and Officers as a Group (19 persons)        863,148 (12)       19.2%

- ------
* Less than 1%.

(1) Any securities not currently outstanding but subject to options exercisable by such shareholder within 60 days of March 20, 1996 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person.

(2) Based on Schedule 13G dated February 14, 1996, and filed by FMR Corp. with the Securities and Exchange Commission (the "SEC"). In such Schedule, FMR Corp. reported having sole voting power with respect to 7,500 shares and sole dispositive power with respect to all such shares. Their address is as follows: 82 Devonshire Street, Boston, MA 02019.

(3) The number of shares listed as held by Mr. Pinola includes (a) currently exercisable options to purchase an aggregate of 226,167 shares of the Company's Common Stock and (b) restricted stock awards totaling 12,700 shares of the Company's Common Stock.

(4) Based on Schedule 13G dated February 14, 1996 and filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC. Their address is as follows: 100 E. Pratt Street, Baltimore, MD 21202. In such Schedule, Price Associates reported having sole dispositive power with respect to such shares and states the following: "These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 244,500 shares, representing 6% of the shares outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities."

(5) Based on Schedule 13G dated January 30, 1996 and filed by Greenville Capital Management with the SEC. In such Schedule, Greenville Capital Management reported having sole dispositive power with respect to such shares. Their address is as follows: P.O. Box 4589, Greenville, DE 19807.

(6) The number of shares listed as held by Mr. Louchheim includes (a) an aggregate of 1,050 shares which are held by certain of his children as custodian for a total of seven minor grandchildren of Mr. Louchheim, as to which he disclaims beneficial ownership, (b) currently exercisable options to purchase an aggregate of 7,500 shares of the Company's Common Stock and (c) a restricted stock award of 450 shares of the Company's Common Stock.

(7) The number of shares listed as held by Mr. Evans includes (a) an aggregate of 300 shares which are held by Mr. Evans as custodian for his two children and 7,800 shares held by his wife, as to which he disclaims beneficial ownership, (b) currently exercisable options to purchase an aggregate of 1,000 shares of the Company's Common Stock and (c) 10,178 shares held in the Company's 401(k) Plan.

(8) The number of shares listed as held by Mr. J. Smith includes (a) currently exercisable options to purchase an aggregate of 52,250 shares of the Company's Common Stock and (b) restricted stock awards totaling 8,150 shares of the Company's Common Stock.

(9) The number of shares listed as held by Ms. Geffner includes (a) an aggregate of 1,500 shares which are held by Ms. Geffner for the benefit of her two children, as to which she disclaims beneficial ownership, (b) currently exercisable options to purchase an aggregate of 5,500 shares of the Company's Common Stock and (c) a restricted stock award of 800 shares of the Company's Common Stock.

(10) The number of shares listed as held by Mr. Jannotta includes (a) currently exercisable options to purchase an aggregate of 5,000 shares of the Company's Common Stock and (b) a restricted stock award of 1,500 shares of the Company's Common Stock.

(11) The number of shares listed as held by Mr. M. Smith includes (a) currently exercisable options to purchase an aggregate of 2,500 shares of the Company's Common Stock, (b) restricted stock awards totaling 3,500 shares of the Company's Common Stock and (c) 115 shares held in the Company's 401(k) Plan.

(12) The number of shares listed as held by the Directors and Executive Officers of the Company as a group includes, in addition to the currently exercisable options, the restricted stock awards and the shares held in the Company's 401(k) Plan described above, (a) currently exercisable options to purchase an aggregate of 354,320 shares of the Company's Common Stock, (b) restricted stock awards of 49,200 shares of the Company's Common Stock and (c) 8,421 shares held in the Company's 401(k) Plan.

COMPLIANCE WITH SECTION 16 (A) OF SECURITIES EXCHANGE ACT OF 1934

   Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16 (a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1995 all
Section 16 (a) reports by its officers, directors and greater than ten percent beneficial owners were timely filed except one report relating to one transaction for Ms. Geffner and Mr. Evans and one report relating to two transactions for Mr. Louchheim, each of which was filed one day late with the SEC and one other report for Mr. Louchheim reporting four transactions.

                            ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

   At the Meeting, the shareholders will elect ten directors to hold office until the annual meeting of shareholders in 1997 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of the nominees for director shown below.

   The Board of Directors believes that the nominees are willing to serve as directors. If any nominee at the time of his or her election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretion and authority to vote or to refrain from voting for the other nominee in accordance with their judgment. The nominees for election as directors, together with certain information about them, are as follows:

                                        Director
      Name                               Since      Age                    Positions
     -----                             --------     ---                    ---------

Frank P. Louchheim  ................     1980        72    Founding Chairman and Director

Richard J. Pinola  .................     1989        50    Chairman of the Board of Directors and
                                                           Chief Executive Officer

Joseph T. Smith  ...................     1991        60    President, Chief Operating Officer and
                                                           Director

Larry A. Evans  ....................     1980        53    Executive Vice President, Founding
                                                           Principal and Director

Nancy N. Geffner  ..................     1983        56    Group Executive Vice President of the
                                                           Greater New York Region and Director

Joseph E. Jannotta (1)  ............     1994        68    Executive Vice President, Career
                                                           Management Consulting and Director

John R. Bourbeau  ..................     1995        51    President of Right Associates of the
                                                           Great Lakes Region, a franchise of the
                                                           Company

Raymond B. Langton  ................     1995        51    President and Chief Executive Officer of
                                                           SKF North America

Rebecca J. Maddox  .................     1995        42    President and Co-founder of Capital Rose,
                                                           Inc.

Catherine Y. Selleck  ..............     1995        62    Business Consultant

Marti D. Smye (1)  .................       --        45    Chair of the Board of Directors of People
                                                           Tech Consulting, Inc.

- ------
(1) Dr. Smye will replace Mr. Jannotta as a nominee for director subject to the consummation of the acquisition by the Company of People Tech Consulting, Inc., an international change leadership consulting firm. See Note K of the Notes to Consolidated Financial Statements in the Company's 1995 Annual Report to Shareholders which accompanies this proxy statement.

   Mr. Louchheim was one of the founders of the Company and from November 1980 until September 1987, Mr. Louchheim served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company. From January 1992 to December 31, 1993, he served as the full-time Chairman of the Board of Directors. Effective January 1, 1994, Mr. Louchheim was appointed Founding Chairman and continues as a Director.

   Mr. Pinola was elected as a Director by the Board in October 1989. Mr.
Pinola is a Certified Public Accountant and joined Penn Mutual Life Insurance Company in 1969 and was appointed Senior Vice President, Insurance Business, in 1984. He was promoted to Executive Vice President of Insurance, Pensions and Marketing in 1987 and was appointed President and Chief Operating Officer in 1988, which positions he held until his resignation in September 1991. Mr. Pinola was a financial consultant to various organizations from September 1991 until July 1992, at which time he was appointed President and Chief Executive Officer of the Company. Effective January 1, 1994, Mr. Pinola was appointed Chairman of the Board of Directors and continues as Chief Executive Officer. Mr. Pinola also serves as a director of K-Tron International, a publicly held company.

   From 1963 to 1980, Mr. Smith was employed by the Penn Mutual Life Insurance Company, where he worked in increasingly responsible positions. He was appointed Second Vice President of Administrative Services in 1973, and in 1976 was promoted to Vice President of Administration and Human Resources. From 1981 to 1984, Mr. Smith worked as an independent consultant offering a range of consulting services to businesses. He joined the Company as a Senior Consultant in Professional Services in August 1984 and, from August 1988 until September 1992 held the position of Regional Managing Principal of the Company's Philadelphia Office. Mr. Smith was elected as a Director in May 1991. From September 1992 through December 1993, Mr. Smith served as the Company's Chief Operating Officer. Effective January 1, 1994 , Mr. Smith was appointed President and continues as Chief Operating Officer.

   Prior to May 1978, Mr. Evans was professionally involved in the international finance and venture capital industries. From May 1978 to November 1980, Mr. Evans was employed as an independent outplacement consultant for Bernard Haldane Associates, Inc., reporting to Mr. Louchheim. Since November 1980, Mr. Evans has served as Executive Vice President and a Director of the Company. In January 1988, Mr. Evans was named Regional Sales Manager of the Company's New York City Office, and, in January 1990, Mr. Evans was named Regional Managing Principal of the Company's Stamford, Connecticut Office. From September 1992 until April 1995, Mr. Evans held the position of Regional Managing Principal of the Company's Philadelphia Office. In May 1995 Mr. Evans joined the Company's corporate office where he works together with the Company's regional offices in marketing to major national and international accounts.

   From August 1979 to February 1981, Ms. Geffner was a Career Consultant with Bernard Haldane Associates, Inc. Since March 1981, Ms. Geffner has served as regional Managing Principal of the Company's New York City Office. In June 1983, Ms. Geffner was elected to the Board of Directors and in December 1983 was named an Executive Vice President of the Company. In 1993, Ms. Geffner took on the additional responsibilities of directing the Company's Key Executive Service program, the consulting program for senior executives, throughout the United States and Canada. Effective January 1996, Ms. Geffner resigned from this role and was appointed Group Executive Vice President for the Greater New York Region.

   Mr. Joseph E. Jannotta was appointed Director by the Board in October 1994. For 25 years Mr. Jannotta worked for Jewel Companies, Inc., a multibillion dollar retailing conglomerate. He had roles in sales and management development and spent his last five years there as Vice President of Human Resources of Osco Drug, one of the largest U.S. drug store chains. From 1975 to 1978, Mr. Jannotta was an owner and operator of a Company that introduced and supplied Yoplait Yogurt to the U.S., until it was sold to General Mills in 1978. In 1978, Mr. Jannotta founded Jannotta, Bray & Associates, Inc. a $17 million career management consulting firm where he served as Chairman until the Company acquired it in September 1994.

   From 1968 to 1980, Mr. Bourbeau served as the President of Bourbeau Automotive, an automotive after-market company. In 1981, Mr. Bourbeau founded Right Associates of the Great Lakes Region where he currently serves as the Regional Managing Principal and which has offices in Southfield, Grand Rapids, Lansing and Midland, Michigan, as well as Toledo, OH. Mr. Bourbeau also serves as a board member for the State of Michigan Chamber of Commerce and is a member of the Economic Club of Detroit.

   Prior to joining SKF Bearing Industries, Mr. Langton held key managerial posts with Fram Corporation (an Allied-Signal Company). At Fram Corporation,
Mr. Langton served as Vice President, Marketing and Business Development;
Vice President and General Manager, Industrial Products Group; and Vice President -- Operations. In July 1987, Mr. Langton became President of SKF Bearing Industries, where he was responsible for the manufacture and original equipment sales of all SKF standard bearings in the U.S. Currently, Mr.
Langton serves as President and Chief Executive Officer of SKF USA Inc., where he is responsible for SKF's worldwide seal and aero engine bearing businesses. He is a member of the Board of Directors of SKF USA Inc. and a Group Executive of AB SKF, Gothenburg Sweden, the world's largest manufacturer of bearings and one of the leading producers of seals. In addition to Mr. Langton's responsibilities at SKF, he is a member of the Regional Advisory Board of First Union Bank. He holds an MBA from the Wharton School, University of Pennsylvania.

   Ms. Maddox held various senior executive positions prior to joining National Liberty Corporation, a subsidiary of Capital Holding Corporation. At National Liberty, Ms. Maddox served as the Senior Vice President of Marketing and was a member of the company's Strategy and Policy Committee. In 1990, Ms. Maddox created a new division of National Liberty called Compass Rose Development Corporation, which provided in depth training to women business owners in all areas of business ownership. In 1993, Ms. Maddox left Compass Rose to form a new company, Capital Rose, which provides women business owners with access to financing and technical assistance, and consults Fortune 500 companies to capitalize on the growing opportunities in the women's market, where she currently serves as President and Co-founder. Ms. Maddox is a Certified Public Accountant, holds an MBA from Columbia University and is the author of Inc. Your Dreams (Viking Penguin, May 1995). Ms. Maddox is also a member of the Regional Advisory Board of PNC Bank.

   Ms. Selleck spent many years with IBM, including four years as the General Manager of IBM's Professional Services organization. Other executive positions with IBM included Corporate Director of Office and Decision Support Systems, U.S. Group Director of Quality and Vice President of Field Operations for the National Distribution Division. Subsequent to her positions with IBM, Ms. Selleck joined Metaphor, a software and services company, where she served as President and CEO, and was responsible for a major restructuring of the company functions. She is now an independent business consultant to information technology companies on a wide range of business issues. Ms. Selleck is a member of the Occidental College Board of Trustees and a director of the Memorex Telex Corporation.

   From 1981 to 1989, Dr. Smye was a partner of the industrial psychology firm, Jackson Smith. From this company, in 1989 she founded the international change leadership consulting firm, People Tech Consulting, Inc. ("People Tech"). Dr. Smye currently serves as the Founding President and Chair of the Board of Directors of People Tech. She earned her Ph.D. in Psychology from the University of Toronto, as well as an M.Ed. from that University's Ontario Institute for Studies In Education. In addition, she is the author of the book You Don't Change a Company by Memo: The Simple Truths About Managing Change and her second book, which discusses corporate abuse in the workplace, will be published this fall. Dr. Smye also serves on various boards of both private companies and community associations, including the Public Policy Forum and the Harvard Business School Club of Toronto.

COMMITTEES OF THE BOARD OF DIRECTORS

   During the months of January to April 1995 the Board had a Compensation and Finance Committee, an Options Committee, an Audit Committee and a Nominating Committee. With the election of new directors in May 1995, the Company reorganized its committees so that since May 1995 the Board had an Executive and Finance Committee, Compensation and Options Committee, Audit Committee and Nominating Committee. Previous non-employee directors Messrs. Donald Calvin and Robert Tomasko served on the Compensation and Finance Committee, which oversaw management's recommendations for remuneration arrangements, annual budgets and the overall financial performance of the Company. As a result of the reorganization, the Executive and Finance Committee assumed the responsibilities relating to annual budgets and the overall financial performance of the Company. Messrs. Bourbeau, Louchheim, Pinola, Smith and Ms. Maddox serve on this committee. Previous non-employee directors Messrs. Calvin, Alvin Hainline and Tomasko served on the Options Committee which reviewed proposals made by the Chief Executive Officer to grant stock options, evaluated the rationale and expected contributions of the grantees to the future results of the Company and determined whether to approve grants with any modifications it deemed appropriate. The Compensation and Options Committee took over these functions for the latter part of the year and is also responsible for overall remuneration arrangements. Mr. Langton, Ms. Maddox and Ms. Selleck serve on this committee. During the time that they served as directors during 1995, Messrs. Calvin and Hainline, served on the Audit Committee together with Messr. Tomasko and subsequent to the reorganization of the committees, Messrs. Tomasko, Bourbeau and Langton together with Ms. Selleck served on the Audit Committee. The Audit Committee's principal function is to oversee the annual audit and financial reporting of the Company. Messrs. Louchheim, Evans, Pinola, Langton and Ms. Geffner serve on the Nominating Committee which recommends to the Board of

Directors nominees for election or reelection as director at the next annual meeting of shareholders. The Nominating Committee will consider nominees recommended by shareholders, which nominations should be submitted in writing to the Nominating Committee on or before the date specified under "Shareholder Proposals" below in order to be considered for the next annual meeting. The Nominating Committee is under no obligation to recommend any persons identified by shareholders as nominees to the Board of Directors.

   From January 1, 1995 to April 30, 1995, Mr. Calvin served as Chairman of both the Options Committee and the Audit Committee, and as a member of the Compensation and Finance Committee. Also during this time, Mr. Tomasko served as Chairman of the Compensation and Finance Committee and as a member of the Options Committee and Audit Committee. Mr. Hainline served as a member of both the Options Committee and the Audit Committee. In connection with the restructuring of the committees, effective May 4, 1995, Mr. Pinola became Chairman of the Executive and Finance Committee and Mr. Langton became Chairman of the Compensation and Options Committee. They both serve as members of the Nominating Committee, and Mr. Langton serves as a member of the Audit Committee as well. Both Mr. Bourbeau and Ms. Maddox serve as members of the Executive and Finance Committee. Ms. Maddox also serves as a member of the Compensation and Options Committee. Also effective May 4, 1995, Ms. Selleck became Chairman of the Audit Committee. Mr. Tomasko continued to serve as a member of the Audit Committee until January 31, 1996 at which time he resigned from the Board of Directors. Messrs. Calvin and Hainline did not stand for re-election to the Board of Directors at the Company's 1995 meeting and thereafter terminated their service on the Board of Directors and its committees.

   During 1995, the Compensation and Finance Committee met five times, the Options Committee met six times, the Compensation and Options Committee met four times and the Audit Committee met three times. The Executive and Finance Committee did not meet in 1995. Mr. Bourbeau, who was elected as a director effective in May 1995, attended fewer than 75% of all Board and Committee meetings that he was scheduled to attend during the year. No additional fees were received by members of the Nominating Committee for service thereon.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   In addition to the amounts reported above, Right Human Resource Consultants, Inc. ("RHRC"), the franchise owned by Mr. Hainline, and Right Associates of the Great Lakes Region ("RAGLR"), the franchise owned by Mr. Bourbeau, received approximately $753,000 and $524,000, respectively, in fees from the Company for services these affiliates performed on behalf of the Company. RHRC and RAGLR paid the Company approximately $3,793,000 and $2,357,000, respectively, in royalties and fees for services the Company performed on behalf of RHRC and RAGLR, in addition to payments for reimbursable expenses and materials purchased by these franchises from the Company. The fees paid and received by RHRC and RAGLR were in accordance with the Company's standard fee and royalty arrangement with all of the Company's franchises under the Right Associates Affiliate Agreement.

   Effective September 1, 1994, the Company acquired the business and certain assets of the career management consulting firm Jannotta, Bray & Associates, Inc. ("JBA"). Simultaneously with this acquisition, the Company sold certain assets associated with JBA's Michigan operations to RAGLR for $1,200,000. In connection with this sale the Company received a three year term note of $700,000 from RAGLR. The note is collateralized by RAGLR's outstanding stock, to be paid in equal installments plus the prime rate thereon. Approximately $659,000 and $389,000 of this note remained outstanding at January 1, 1995 and March 29, 1996, respectively.

   The Company also paid Mr. Tomasko approximately $39,000 for consulting services provided to, and speeches made for, the Company.

           PROPOSAL TO AMEND THE RIGHT MANAGEMENT CONSULTANTS, INC.
                    1993 STOCK INCENTIVE PLAN (THE "PLAN")

   The Board of Directors believes the stock option program is an effective means of attracting, motivating and retaining key personnel of the Company and that the authorization of additional shares for the grant of options under the Plan will facilitate the achievement of the Plan's purpose. The current aggregate maximum number of shares of common stock for which options may be granted pursuant to the Plan is 1,050,000. Currently, there are approximately 161,000 such shares available for grant. However, should the Company achieve 1996 performance criteria, it is expected that all of these shares will be awarded some time in late 1996 or early 1997.

   In order to provide for grants after 1996 and to have available shares in order to attract further key personnel, the Board of Directors amended the Plan, subject to shareholder approval, to increase the aggregate maximum number of shares for which options may be granted under the Plan by 600,000 from 1,050,000 to 1,650,000.

1. SUMMARY OF THE PLAN

   The key features of the Plan are as follows:

       (a) Eligibility. All employees, directors and managing principals are eligible to receive options under the Plan. Only employees (including employee-directors) are eligible to receive restricted stock under the Plan. Members of the committee administering the Plan (see "Administration" below) are ineligible to receive any awards under the Plan. Currently, there are approximately 600 persons eligible to receive awards under the Plan.

       (b) Grant. The Plan allows the Committee (as defined below) to grant singly, or in any combination, options and restricted stock as the Committee, in its sole discretion, may determine. Options may be in the form of Incentive Stock Options or Non-qualified Stock Options.

       (c) Shares Covered by the Plan. The maximum number of shares of common stock reserved for issuance under the Plan (the "Plan Shares") is 1,650,000 (to be increased from the current 1,050,000 share maximum if the amendment is approved), subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments. If an option granted under the Plan expires or terminates without having been fully exercised for any reason or, generally, if restricted stock granted under the Plan is forfeited for any reason, the Plan Shares underlying the unexercised portion of such option or forfeited restricted stock, as the case may be, may again be the subject of one or more awards granted pursuant to the Plan. No more than 450,000 of the Plan Shares are available for award in the form of restricted stock. Furthermore, no single Plan participant may receive, in any calendar year, awards entitling such participant to more than 10% of the Plan Shares. Prior to the date of this proxy, option grants have been made under the Plan to the following persons and groups (with the underlying share amounts immediately following each person or group): Richard J. Pinola, Chairman and Chief Executive Officer (175,550); Frank P. Louchheim, Founding Chairman (12,750); Joseph T. Smith, President and Chief Operating Officer (105,750); G. Lee Bohs, Executive Vice President and Chief Financial Officer (52,950); Manville D. Smith, Executive Vice President - Business Development; Nancy N. Geffner, Group Executive Vice President (14,250); Larry A. Evans, Executive Vice President (6,750); Joseph E. Jannotta, Executive Vice President (23,400); all current executive officers as a group (486,739); all other employees as a group (395,249). As of March 29, 1996, the fair market value of a share of common stock of the Company was $29.50.

       (d) Administration. The Plan is administered by a committee composed of two or more of the Company's Directors (the "Committee"). Each member of the Committee is a "disinterested person", as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of the Plan, the Committee is authorized to determine the participants to whom, and the times at which, awards under the Plan shall be granted. Furthermore, the Committee determines the type of award to be granted and the number of shares underlying options and/or amount of restricted stock (or any combination thereof) comprising such award. The Committee is authorized to determine other terms and conditions of awards which are not inconsistent with the Plan. Any awards granted pursuant to the Plan will be evidenced by an award document setting forth the terms of the award. Interpretation and construction by the Committee of any provision of the Plan or of any award document is final, binding and conclusive. The Board of Directors has appointed Raymond B. Langton, Rebecca J. Maddox and Catherine Y. Selleck to serve as the members of the Committee, until their resignation or removal from such Committee.

       (e) Term of the Plan. No award may be granted under the Plan after October 27, 2002.

       (f) Option Provisions.

          (i) Exercise Price of Options under the Plan. The Committee determines for each option grant, the exercise price for the shares covered thereby (the "Option Shares"). The exercise price cannot be less than 85% of the fair market value of the Option Shares at the time of grant, provided that, with respect to all Incentive Stock Options, the exercise price may not be less than 100% of the fair market value of such shares on the date that the option is granted. In addition, if an Incentive Stock Option is granted to an optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares of the Company's stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least 110% of the fair market value of such shares on the date the option is granted.

          (ii) Payment. Payment for shares of common stock purchased upon exercise of options may be made in cash or by such other mode of payment as the Committee may approve.

          (iii) Restriction on Exercise. An option cannot be exercised before the later of six months from the date of grant or the expiration of any longer period prescribed by the Committee.

          (iv) Term of Options. The right of an optionee to exercise any part of an option granted pursuant to the Plan terminates on the first to occur of the following:

          (A) Ten years after the date of grant or expiration of the option terms specified in the option document;

          (B) If an Incentive Stock Option, five years from the date of grant if the optionee possesses more than 10% of the combined voting power of all classes of stock of the Company;

          (C) Expiration of one year from the date the optionee's employment or service terminates with the Company as a result of death or disability;

          (D) Expiration of three months from the date the optionee's employment or service with the Company terminates for any reason other than death, disability or those reasons specified in subsections (F) and (G) of this paragraph;

          (E) The date set by the Committee as an accelerated expiration of termination date (which can be no earlier than 30 days after notice of such date) in the event of a "Change of Control" (as defined in the
       Plan);

          (F) The date of a finding by the Committee that the optionee (a) became employed by a competitor without the consent of the Company or has become engaged in competition with the Company, (b) has been dishonest or fraudulent in any matter affecting the Company, (c) committed an act substantially detrimental to the interest of the Company or was terminated for reasons which constitute cause under applicable law, or (d) disclosed secret or confidential information of the Company; and

          (G) The date set by the Board as an accelerated expiration date in the event of the liquidation or dissolution of the Company.

      In the event an optionee is found to have done anything described in clause (F), in addition to immediate termination of the option, the optionee will automatically forfeit all Option Shares for which the Company has not yet delivered stock certificates, upon refund by the Company of the amounts paid for such Option Shares.

          (v) Transferability of Options. Options granted under the Plan are not transferable by the optionee except by will or laws of descent and distribution. However, a non-qualified stock option may be transferred pursuant to the terms of a "qualified domestic relations order" within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

          (vi) Amendment of the Option Documents. The Committee may amend the provisions of option documents issued to an optionee, subject to the optionee's consent if the amendment is not favorable to the optionee. Consent of the optionee is not required for acceleration of the expiration date of an option granted under the Plan in the event of the dissolution or liquidation of the Company or by the occurrence of certain other corporate transactions.

       (g) Restricted Stock. The Plan authorizes the Committee to grant awards of restricted stock consisting of shares that may not be sold, transferred or otherwise disposed of by participants and which may be forfeited in the event of termination of employment or for other reasons as determined by the Committee prior to the end of a restriction period established by the Committee. The minimum restriction period that may be established by the Committee is six months from the grant of restricted stock. An award of restricted stock entitles a participant to all of the rights of a stockholder of the Company, including the right to vote and receive any dividends thereon unless otherwise determined by the Committee. The Committee, in its sole discretion, may permit or require the payment of any cash dividends on restricted stock to be deferred and, if the Committee so determines, reinvested in additional restricted stock or other investment vehicles. An award of restricted stock may contain other restrictions or limitations at the discretion of the Committee. Unless otherwise provided by the Committee at the time of grant or otherwise, upon termination of employment for any reason during a restriction period, all shares of restricted stock still subject to restriction will be forfeited by the participant. At the expiration of each applicable restriction period, the Company will release to the participant certificates for the restricted stock as to which any applicable restrictions and conditions have been satisfied.

       (h) Amendments of the Plan. The Board of Directors or its executive committee in its discretion, may amend the Plan from time to time but may not, without obtaining shareholder approval within twelve months before or after such action, change the class of the individuals eligible to receive an Incentive Stock Option or increase the maximum number of Plan Shares (other than as a result of an adjustment in the event of a stock dividend, stock split, recapitalization or certain other capital adjustments), or make any other change or amendment as to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. No amendment to the Plan shall adversely affect any outstanding option or restricted stock, without the consent of the optionee or the holder of restricted stock, as the case may be. Subject to the provisions of the Plan, the Board of Directors may authorize adjustments to options granted under the Plan with respect to the number of shares subject to the options, option price, term and any restrictions. Such adjustments may be accomplished by cancellation of outstanding options and subsequent granting of options. The Board of Directors may not reduce the exercise price of outstanding options other than for adjustments in the Company's capitalization without first obtaining shareholder approval.

       (i) Change of Control. In the event of a Change of Control of the Company (as defined in the Plan), all options previously granted become immediately exercisable, and the Compensation Committee may take whatever other action with respect to the outstanding options and restricted stock it deems necessary or desirable.

2. FEDERAL INCOME TAX MATTERS

   The following discussion is intended to point out the general principles of current federal income tax law applicable to the options and restricted stock.

   (a) Incentive Stock Options.

   Incentive Stock Options granted under the Plan are intended to qualify for the favorable federal income tax treatment currently afforded "Incentive Stock Options" as defined under Section 422 of the Code.

   Under the Code, generally no federal income tax is imposed at the time an Incentive Stock Option is granted or exercised. While ordinarily no income is required to be recognized at the time an Incentive Stock Option is exercised it should be noted that, for purposes of the alternative minimum tax, an Incentive Stock Option is treated as a Non-Qualified Stock Option.
Accordingly, the excess of the fair market value of the shares of stock subject to the Incentive Stock Option, determined at the time of exercise, over the exercise price constitutes ordinary income for purposes of the alternative minimum tax. If an optionee disposes of stock acquired pursuant to the exercise of an Incentive Stock Option within the same taxable year as the exercise of such option, then the amount of ordinary income recognized for alternative minimum tax purposes is the lesser of (i) the excess of the fair market value of the shares over the exercise price at the time the option is exercised, and (ii) the excess of the amount realized on the sale of such stock by the optionee over the exercise price. Accordingly, the exercise of an Incentive Stock Option by an optionee may cause the optionee to incur some alternative minimum tax. For purposes of the alternative minimum tax, the basis of stock acquired through the exercise of any Incentive Stock Option is equal to the fair market value taken into account in determining the amount of ordinary income recognized for alternative minimum tax purposes.

   If the shares of stock acquired upon the exercise of an Incentive Stock Option are not disposed of (i) within two years after the date of the grant of the Incentive Stock Option, or (ii) within one year after the exercise of the Incentive Stock Option, then, generally, any gain realized upon the sale or other disposition of such shares will be treated as long-term capital gain. These holding periods are not applicable to Incentive Stock Options exercised after the death of an optionee by his estate or a person who acquired the right to exercise such Incentive Stock Option by reason of the death of the optionee.

   The optionee's tax basis, in shares of stock acquired upon the exercise of an Incentive Stock Option, in the event that the entire exercise price is paid in cash, is equal to the exercise price paid. In a case where the optionee pays all or a portion of the exercise price in the form of shares of stock of the Company already owned by him or her, in general, (i) the optionee will not recognize any gain (or loss) with respect to the already-owned shares, but the amount of the gain, if any, which is not so recognized will be excluded from the optionee's bases in the new shares received, and (ii) the new shares received will have a holding period that includes the holding period of the already-owned shares. In the event the already-owned shares used to acquire new shares were acquired pursuant to the exercise of an Incentive Stock Option, the optionee will be treated as having made a Disqualifying Disposition (as defined below) of the already-owned shares if the holding period requirements have not been satisfied.

   In the event an optionee sells or otherwise disposes of shares of stock acquired upon the exercise of an Incentive Stock Option before the expiration of two years after the grant of the Incentive Stock Option or before the expiration of one year after the exercise of the Incentive Stock Option (a "Disqualifying Disposition"), the lesser of (i) the excess of the fair market value of the shares of stock at the time the Incentive Stock Option was exercised over the exercise price of such shares, and (ii) the excess of the amount realized upon such Disqualifying Disposition over the exercise price, is treated as ordinary income at the time of the sale or other disposition. Any gain upon a Disqualifying Disposition which is not treated as ordinary income will be treated as long-term capital gain if the shares of stock have been held for a period of more than one year prior to such disposition. The Company generally is entitled to a tax deduction equal to the amount of ordinary income, if any, recognized by the optionee upon a Disqualifying Disposition.

   (b) Non-Qualified Stock Options.

   Non-qualified Stock Options granted under the Plan will not qualify for the favorable federal income tax treatment accorded Incentive Stock Options. Generally, an optionee should not recognize any income for federal income tax purposes at the time of the grant of a Non-qualified Stock Option under the Plan. Upon the exercise of a Non-qualified Stock Option, the excess of the fair market value of the shares of stock acquired pursuant to such exercise, determined at the time of the exercise, over the exercise price, constitutes ordinary income to the optionee. The Company generally is entitled to a corresponding income tax deduction for the taxable year in which the optionee is required to recognize such ordinary income.

   Optionees who are subject to the short-swing profits rules of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), unless they elect within 30 days of exercising a Non-qualified Stock Option to be taxed as of the time of such exercise (on the basis of the fair market value of the stock at the time of such exercise), are permitted to defer the recognition of gain from the exercise until the earlier of (i) the expiration of the six-month period described in such sales, and (ii) the first day on which the sale of such stock at a profit will not subject such optionee to suit under Section 16(b).

   (c) Restricted Stock.

   Generally, a participant who receives a grant of restricted stock will recognize ordinary income with respect to such stock in the year or years in which such stock ceases to be subject to forfeiture. The amount of ordinary income recognized will be equal to the fair market value of the restricted stock on the date it ceases to be subject to forfeiture. Notwithstanding the general rule, a participant who receives restricted stock which is subject to forfeiture may elect, within 30 days of the issuance of such stock, to include in his or her taxable income for the year of issuance an amount equal to the fair market value of such restricted stock at the date of such issuance. If a participant makes this election, no additional ordinary income is required to be recognized at the time the risk of forfeiture for such restricted stock lapses. However, in the event that such participant actually forfeits the stock, such participant may not deduct the amount previously included in income pursuant to the election. Any dividends paid to a participant on restricted stock prior to the lapse of the risk of forfeiture will be treated as ordinary income.

   The Company will be entitled to a deduction with respect to a restricted stock award in the year in which ordinary income is recognized by the participant on account of such award. Such deduction will be equal to the amount of ordinary income recognized by the participant with respect to such restricted stock.

   (d) Relevance of Distinction Between Capital Gains and Ordinary Income.

   Currently, the maximum rate of tax imposed on ordinary income is 39.6% and the maximum marginal rate of tax imposed on long-term capital gains is 28%. In addition to this difference in tax rates, the distinction between capital gains and ordinary income is relevant for a number of reasons, including the fact that capital losses only are deductible against capital gains and a limited amount ($3,000) of ordinary income.

   The above description is a partial summary of material provisions of the 1993 Stock Incentive Plan and is qualified in its entirety by reference to the 1993 Stock Incentive Plan, a copy of which will be sent without charge prior to the Meeting to any shareholder requesting it from the Secretary of the Company.

   The affirmative vote of the holders of a majority of the Company's common stock present at the meeting in person or by proxy is required to approve the amendment to the Plan adopted by the Board as described above. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE 1993 STOCK INCENTIVE PLAN.

        PROPOSAL TO ADOPT THE RIGHT MANAGEMENT CONSULTANTS, INC. 1996
                         EMPLOYEE STOCK PURCHASE PLAN

   The Board of Directors believes that an employee stock purchase plan (as contemplated by Section 423 of the Internal Revenue Code of 1986, as amended) will give employees a greater stake in the Company through increased stock holdings and is therefore in the Company's best interest. Accordingly, the Board of Directors recommends adoption of the Right Management Consultants, Inc. 1996 Employee Stock Purchase Plan (the "ESPP").

   The following summary describes features of the ESPP and is qualified in its entirety by reference to the specific provisions of the ESPP, the full text of which is set forth as Appendix A.

   If approved by shareholders, the ESPP will become effective July 1, 1996, and 100,000 shares of authorized common stock will be reserved for issuance under the ESPP. The ESPP will have a duration of five years, subject to earlier termination by the Board of Directors.

   The ESPP permits employees to purchase Company common stock through payroll deductions during five consecutive annual offerings, beginning July 1, 1996. Eligible employees on each offering date may purchase full shares through payroll deductions of up to 10% of compensation, but in no event can more than $25,000 worth of common stock be purchased in a calendar year. The price an employee pays will be 85% of the average market price on the last day of the applicable calendar-quarterly period. Shares for the ESPP may be either shares purchased in the open market, or authorized and unissued shares. Eligibility will be extended to all regular and certain other employees of the Company and of its subsidiaries, as defined in the ESPP, except that officers of the Company subject to reporting requirements under
Section 16 of the Securities Exchange Act of 1934 are ineligible.

   For federal income tax purposes, an employee does not recognize income at the time of entry into the ESPP or purchase of a share. If no disposition of the stock is made within two years from the offering date, and one year from the date the share is transferred to the employee, upon subsequent disposition of the stock or the death of a participating employee, ordinary income will be realized to the extent of the lesser of (1) 15% of the average market value on the offering date, or (2) the amount by which the net proceeds of the sale exceed the price paid. Any further gain upon such a disposition of the stock is treated as capital gain. No income tax deduction will be allowed by the Company for shares transferred to an employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price paid. Under such circumstances, the participating employee will be deemed to have a tax basis in the shares equal to their fair market value as of the date of purchase and any gain or loss resulting from such disposition will be treated as long or short-term capital gain or loss depending on how long the shares were held. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the employee.

   The ESPP will be administered by a committee composed of senior management or one or more directors who are not eligible to participate. The ESPP may be amended by the Board of Directors but may not be amended, without prior stockholder approval, to increase the number of shares, to reduce the purchase price per share, to remove the ESPP's administration from a committee whose members are not eligible to participate, or to change the designation of subsidiaries eligible to participate in the ESPP. The proceeds of the sale of stock under the ESPP will constitute general funds of the Company and may be used by it for any purpose. The ESPP provides for proportionate adjustments to reflect stock splits, stock dividends, or other changes in the capital stock.

   On March 29,1996, the Company's common stock closed at $29.50 on the NASDAQ Stock Market.

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE ESPP.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following table summarizes the compensation of the Chief Executive Officer and the four other most highly compensated executive officers for 1995 (the "named officers") and the compensation paid to each such individual for 1993 and 1994.

                                             Annual Compensation                                Long Term Compensation
                           -------------------------------------------------------  ---------------------------------------------
                                                                                                     Common
                                                                                    Restricted        Stock
                                                                    Other Annual       Stock        Underlying        All other
Name                        Year        Salary          Bonus     Compensation(1)  Awards ($)(2)     Options (#)   Compensation (3)
- ----                        ----        ------          -----     ---------------  -------------     -----------   ----------------
Richard J. Pinola           1995      $385,000       $512,531          --           $101,250         161,000        $      48,341
Chairman of the             1994       350,000        822,500          --                 --          45,000               65,270
Board and CEO               1993       175,000        489,588(4)       --                 --          52,500               42,576

Joseph T. Smith             1995       250,000        230,938          --             66,825          45,000                3,465
President and COO           1994       225,000        392,400          --                 --          35,000                3,465
                            1993       175,000        280,333     $36,442                 --          22,500                2,249

Joseph E. Jannotta, Jr.     1995       200,000        167,000         --              20,250          15,000                3,465
EVP                         1994        66,667(5)          --         --                  --              --                   --
                            1993            --             --         --                  --              --                   --

Manville D. Smith           1995       200,000        167,000         --              20,250              --                1,875
EVP - Business              1994        75,000(6)     143,900(6)      --                  --           7,500                   --
Development                 1993            --             --         --                  --              --                   --

Nancy N. Geffner            1995       250,000(7)     319,250(7)      --                  --              --                3,465
Group EVP - Greater         1994       225,000        359,497         --                  --           4,500                3,465
New York Region             1993       208,000        165,971     24,244                  --           6,000                2,249

- ------
(1) Consists of sales commissions.
(2) Mr. Pinola, Mr. Jannotta, Mr. J. Smith and Mr. M. Smith hold an aggregate number of restricted shares of 7,500, 1,500, 4,950 and 1,500, respectively, with a year-end value of $174,375, $34,875, $115,088 and $34,875, respectively for 1995. The amount reflected above as compensation for 1995 was calculated by applying the closing price of the Company's common stock on the NASDAQ Stock Market on the date of the grant ($13.50) to the number of restricted shares awarded. The Company has never paid any dividends on its restricted stock and currently expects that all of its earnings will be retained and reinvested in the Company's business. These restricted shares were distributed at the beginning of 1995 and are subject to the attainment of minimum three year cumulative EPS levels. If the Company does not meet its minimum cumulative EPS target, then the restricted shares will be forfeited by the recipient. Otherwise the restrictions will lapse at the beginning of the fourth year after grant on 50% of the restricted stock upon the attainment of the minimum EPS levels and will lapse in increasing increments thereafter (upon achievement of increasing EPS levels) up to 100% of such restricted stock.
(3) Includes amounts paid, payable or accrued in connection with retirement. Such amounts consist of contributions and allocations to qualified and nonqualified defined contribution plans. Matching contributions to the qualified defined contribution plans vest at a rate of 33 1/3 % per year from the date of hire. Contributions to the nonqualified plans vest according to the terms in each officer's respective employment agreement. See "Employment Agreements."
(4) Bonus for the period July 1, 1992 through December 31, 1993.
(5) Mr. Jannotta joined the Company in September 1994. His 1994 salary was prorated based on his length of service.
(6) Mr. M. Smith joined the Company in August 1994. His 1994 salary and bonus was prorated based on his length of service.
(7) Ms. Geffner deferred $13,660 in 1995 and 1994 to a non-qualified defined contribution plan which vest according to the terms of Ms. Geffner's employment agreement.

STOCK OPTION GRANTS

   The table below shows option grants in 1995 to the named officers who received option grants in 1995.

                                                                                             Potential Realizable Value
                                                                                             at Assumed Annual Rates of
                                                                                             Stock Price Appreciation for
                                              Individual Grants                                    Option Term (2)
                   ------------------------------------------------------------------------  --------------------------
                   Number of Securities    % of Total Options
                    Underlying Options    Granted to Employees    Exercise      Expiration
Name               Granted in 1995 (1)       in   FY 1995           Price          Date            5%            10%
- ----               --------------------   --------------------    ----------   ------------   -----------   -----------
Mr. Pinola  ....      11,000                    4.4%              $   11.67     01/27/00      $   35,455    $   78,345
                     150,000                   60.5%                  21.17     10/24/05       1,996,740     5,060,132
Mr. J. Smith  ..       7,500                    3.0%                  11.67     01/27/00          24,175        53,420
                      37,500                   15.1%                  21.17     10/24/05         499,185     1,265,033

- ------
(1) Mr. Pinola's grant of 11,000 options and Mr. Smith's grant of 7,500 options were made on January 27, 1995. Their respective grants of 150,000 and 37,500 were made on October 24, 1995 in connection with the signing of Mr. Pinola and Mr. Smith's 1996 employment agreements as discussed in the "Employment Agreements" section of this proxy. The first one-third of each grant become exercisable on January 27, 1996 and October 24, 1996, respectively. All options vest on a cumulative basis, one-third each year. All options were granted at an exercise price equal to the then current closing price of the Company's common stock on the NASDAQ Stock Market as of the date of grant. If a change in control (as defined in the 1993 Stock Incentive Plan pursuant to which the options were granted) were to occur before the expiration date, these options would become exercisable immediately.

(2) The potential realizable values are based on an assumption that the stock price of the Company's common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, nontransferability or vesting over a three year period. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price growth of the shares of the Company's common stock.

OPTION EXERCISES AND YEAR-END OPTION VALUE

   The table below shows information concerning the exercise of stock options during 1995 by each of the named officers and the year-end value of the in-the-money unexercised options.

                                                           Number of Securities              Value of Unexercised
                                                          Underlying Unexercised             In-the-Money Options
                                                          Options at FY-End (#)                at FY-End ($)(1)
                                                     --------------------------------  --------------------------------
                    Shares Acq'd. on      Value
Name                  Exercise (#)     Realized ($)   Exercisable     Unexercisable      Exercisable     Unexercisable
- ----               -----------------   ------------   -----------     -------------      ------------   ---------------
Mr. Pinola  ....         7,500        $  76,850           226,167           204,833     $  4,104,779    $      958,482
Mr. J. Smith  ..             0                0            52,250            70,001          731,563           456,250
Mr. Jannotta  ..             0                0             5,000            10,000           35,017            70,033
Mr. M. Smith  ..             0                0             2,501             4,999           25,938            51,875
Ms. Geffner  ...             0                0            11,500             5,000          148,417            59,333

- ------
(1) Based on the closing price ($23.25) on the NASDAQ Stock Market on December 29, 1995.

EMPLOYMENT AGREEMENTS

   Effective January 1, 1996, the Company entered into an agreement with Mr. Pinola which has an initial term expiring on December 31, 1998. Pursuant to this agreement, Mr. Pinola's base salary is $450,000, subject to annual review and adjustment at the discretion of the Company, but in no event shall it be less than $450,000 without Mr. Pinola's consent. In addition, the Company will pay to Mr. Pinola annually as incentive compensation a cash bonus based upon the Company's financial performance for that year in such amounts, if any, as are determined by the Company's Board of Directors or its Compensation and Options Committee. Mr. Pinola is also entitled to participate in and receive the benefits of any profit sharing, retirement plans and insurance programs made available to other similarly situated employees of the Company.

   The agreement also entitles Mr. Pinola to participate in a deferred compensation plan to which 5% of his compensation, including base salary and bonuses, is credited annually. Mr. Pinola's deferred compensation account balance vests at the rate of 10% per year, beginning at age 47. The account balance is payable as a life annuity (based on specified mortality tables) in equal monthly installments with interest on the unpaid balance upon his termination of service with the Company (except for death or if he is discharged for cause) on or after age 62, subject to earlier payment in the event of death or disability prior to termination of service, termination by the Company without cause and under certain circumstances relating to a change in control of the Company. In the event there is a change in control of the Company, as defined in his agreement, the Company shall establish a trust and shall, from time to time, transfer into such trust sufficient assets to meet the Company's obligation to pay the deferred compensation benefits to Mr. Pinola and his beneficiaries. Also, if Mr. Pinola's employment is terminated within two years after the change in control, he shall be entitled to begin receiving his deferred compensation benefits as if he had reached his normal retirement date prior to such termination.

   Mr. Pinola's employment agreement is renewable for successive one year terms unless either party gives the other party written notice of non-renewal at least 120 days prior to the expiration of the then current term. Notwithstanding the foregoing, Mr. Pinola's employment with the Company will not be renewed under this agreement on or after December 31 of the calendar year in which he reaches sixty-five years of age. In the event that Mr. Pinola's employment is terminated by the Company without cause, his employment is not renewed at the end of the initial term or any renewal term of his employment agreement, or if Mr. Pinola terminates his employment as a result of various reasons specified in the agreement, he will be entitled to severance compensation equal to the greater of $450,000 or his total salary and cash bonus paid during the 12 month period immediately preceding the termination. This amount will be payable over the longer of the remaining term of the agreement or 12 months from the date of termination. Upon certain changes in control (as defined in the agreement) of the Company, Mr. Pinola may, upon written notice given to the Company within 60 days thereafter, elect to either (a) continue his employment with the Company for a period equal to the greater of the then current term or a period which expires two years after the date of the change in control or (b) terminate his employment and receive severance compensation. If Mr. Pinola elects to continue to be employed by the Company, the annual compensation payable to him shall not be less than the greater of the total amount of the base salary and cash bonus paid to him during the 12 months immediately preceding the change in control or $450,000.

   Effective January 1, 1996, the Company and Mr. Joseph Smith entered into an employment agreement having an initial term expiring December 31, 1998. The terms of Mr. Smith's agreement are substantially the same as those of Mr. Pinola's agreement except that his initial base salary is $300,000 and any component of his compensation determined by his initial base salary is based upon $300,000. Mr. Smith is also entitled to participate in a deferred compensation plan with substantially the same terms as outlined above for Mr. Pinola, except that Mr. Smith vests in his plan at the rate of 20% per year, beginning at age 61.

   Effective January 1, 1992, the Company and Mr. Louchheim entered into an amendment and restatement of his employment agreement. Pursuant to such agreement, Mr. Louchheim received an annual base salary of $153,000 in 1995 and is expected to receive an annual base salary of $163,000 in 1996. In addition, Mr. Louchheim received a cash bonus equal to 20% of the annual cash bonus payable to the Company's chief executive officer in 1995 and expects to receive the same percentage each year thereafter. Under the agreement, he is entitled to participate in and receive the benefits of any profit sharing or retirement plans and any insurance programs made available to other similarly situated employees of the Company. Severance compensation is also provided in the event that his employment is terminated by the Company other than for cause. The term of the agreement expired December 31, 1994, but provides for annual renewals thereafter unless either party gives the other party notice of termination at least 120 days prior to the end of the then current term.

   Concurrently with the execution of his amended and restated employment agreement, Mr. Louchheim and the Company also entered into an agreement modifying Mr. Louchheim's Supplemental Executive Retirement Plan (the "SERP") with the Company. The SERP, as modified, provides that upon retirement Mr. Louchheim shall be paid each year 50% of the average of his total annual compensation (base salary plus bonus payments) with respect to the four consecutive years in which such four year average compensation is the greatest during his employment with the Company. One-twelfth of such amount (after deducting therefrom his social security payments and the amount of his

401(k) plan attributable to the Company's matching contributions that are payable to him in a given year, based on certain assumptions) shall be paid to him monthly following retirement. The estimated annual benefit to be paid to Mr. Louchheim upon retirement is $154,000 after the deductions described above. In the event of Mr. Louchheim's death either before or after retirement, the Company shall pay a survivor's benefit to his spouse for life in monthly installments equal to one-half of the retirement benefit he was entitled to receive on the date of his death. In the event there is a change of control of the Company (as defined in the modified SERP) and Mr. Louchheim retires within two years thereafter, the Company is required to pay to Mr. Louchheim within 30 days after his retirement an amount equal to the net present value of the total benefits he would have received under the SERP, with the calculation of such amount based on specified mortality tables.

   In September 1986, the Company and Ms. Geffner entered into a written employment agreement which originally expired in September 1990, subject to annual renewal thereafter. Such agreement was renewed for 1996 and provides for a base salary and/or sales commissions, and includes a bonus program. Each component of compensation is subject to annual adjustment.

   Ms. Geffner's employment agreement also provides for payments upon death or disability. In the case of death, Ms. Geffner's estate will receive payments for a period of three months immediately after her death. In the case of disability, the Company will continue to pay her total compensation at its then current rate for a period of three months following the date of the onset of the disability. The Company will have no obligation to make payments relating to any period thereafter and may terminate her agreement without further obligation if the disability continues for six consecutive months.

   In addition, Ms. Geffner's agreement provides that if the Company elects to terminate the agreement at the end of any term or wrongfully terminates the agreement prior to the end of such term, the Company shall pay Ms. Geffner, in 12 equal monthly installments, the lesser of the amount payable as total compensation plus all bonuses payable during the 12-month period immediately preceding termination, or $150,000. The agreement also provides that if the Company is involved in a merger in which it is not the surviving corporation, sells all or substantially all of the Company's assets or if 51% or more of the outstanding stock of the Company is sold in a single transaction or group of related transactions, then Ms. Geffner has the option to extend her employment agreement for an additional two years, with a cap of $150,000 per year in total compensation during such extended term.

COMPENSATION OF DIRECTORS

   For 1995, the Company paid all directors who were not Company officers or employees $15,000 per year as a director's fee, plus $750 for each Board of Directors meeting attended and $750 for each Committee meeting attended plus reasonable out-of-pocket expenses for attending such meetings. In addition, the Company also paid the Audit Committee and the Compensation and Finance Committee Chairmen and the non-employee Committee members $2,500 and $1,000 respectively, per year.

   In addition, pursuant to the Company's 1995 Directors' Stock Option Plan, each director who was not a Company officer or employee received a grant of 3,000 options on December 29, 1995. The first one-third of such options become exercisable on December 29, 1996. The options vest on a cumulative basis, one-third each year and they expire on December 29, 2000. These options were granted at an exercise price equal to the then current closing price of the Company's common stock on the NASDAQ Stock Market as of the date of grant of $23.25.

                  COMPENSATION AND OPTIONS COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

   The Compensation and Options Committee of the Board of Directors (within this report, the "Committee") is comprised of non-employee directors of the Company listed in this report. The Committee is responsible for overseeing management's recommendations on the Company's executive compensation and option proposals, policies, and programs. In addition, the Committee recommends to the Board of Directors, on an annual basis, the compensation to be paid to the Chief Executive Officer ("CEO"). Prior to May 1995, these functions were split between two committees, the Compensation and Finance Committee and the Options Committee. The reorganization of the Board's committees caused these functions to consolidate under the Committee.

COMPENSATION PHILOSOPHY

   This report reflects the Company's compensation philosophy as adopted by the Committee and endorsed by the Board of Directors. The Company's executive compensation programs are intended to provide its executives and managing principals with competitive market salaries and the opportunity to earn incentive compensation related to performance expectations identified by management. The broad objectives of the Company's executive compensation program, as developed by the Committee and subject to periodic review, are to:

   (1) Support and reinforce the Company's business strategy and link pay to shareholder value,

   (2) Align compensation with the goals and key performance measures of the business,

   (3) Attract and retain high quality executives and managing principals;
       and

   (4) Reward such employees for superior performance, as measured by financial results and key strategic achievements.

   A significant portion of executive pay is variable and uncapped and tied to improvement in earnings per share ("EPS") and, in the case of managing principals, improvement in regional operating income. This policy reflects management's belief that continuous improvement in EPS and regional operating income directly contributes toward creating shareholder value through increasing the Company's stock price.

PAY POSITIONING

   The Committee's executive compensation program is constructed to provide an opportunity for compensation, through the three components described below (base salaries, annual incentive compensation and long-term incentives), to vary with performance relative to a peer group of professional services companies. Competitive levels of pay for purposes of compensation comparison are provided by compensation consultants and published surveys. The primary companies used in the compensation comparison are those in the Company's peer group selected by the outside compensation consultant retained by the Company. Privately-held professional services companies of similar size are also considered in determining pay level opportunity.

PAY MIX AND MEASUREMENT FOR EXECUTIVES

   The compensation of executives currently includes base salary, annual incentive compensation, and long- term incentive compensation in the form of restricted stock and stock option awards. The Committee considers the total compensation of each of the named officers and the other executives in reviewing each element of compensation. In general, the proportion of an executive's incentive compensation increases with the executive's level of responsibility. Executives also receive various benefits, including life, medical, and disability insurance, similar to those generally available to all employees of the Company.

BASE SALARIES

   The Committee, based on management's recommendations, seeks to set base salaries for the Company's executives at levels that are competitive for executives with comparable roles and responsibilities within the peer group and other comparison companies. See "Common Stock Performance" below for the identification of peer group companies and the bases for inclusion in the peer group. The Company maintains an executive salary administration program which uses ongoing internal and periodic external comparisons to set salary ranges at or around the median levels of the comparison companies.

   Individual executive salaries are reviewed annually. Annual salary adjustments are determined by a subjective evaluation of: (1) the position's responsibilities, (2) competitive market rates, (3) strategic importance of the position, and (4) individual performance and contributions. The annual salaries for executives (other than the CEO, whose salary is evaluated by the Committee with the Board of Directors) are approved by the Committee following a review with the CEO and Chief Operating Officer.

ANNUAL INCENTIVE COMPENSATION

   The Committee administers an annual cash incentive plan for executives. The annual cash incentive plan reflects the Company's belief that executives' contributions to shareholder value come from maximizing earnings and the annual incentive payments to executives are made upon the achievement of annual corporate financial objectives (expressed as a post-incentive EPS goal) that reflect targeted annual growth. Individual award targets are established at the beginning of the year and are based on an individual's position and contribution to the Company results. Increased awards are made for achievement that is significantly above target levels. The Company exceeded its 1995 EPS target which resulted in corporate executive officers receiving an incentive award greater than their target amount. However, since the EPS target for 1995 was not exceeded to the same extent as in 1994, annual cash incentive awards decreased from 1994 levels.

   In addition to the incentive to achieve the EPS goal, certain executives and managing principals responsible for individual region and/or group performance are rewarded based on the achievement of regional and/or group revenue and operating income targets. No awards are made unless a threshold regional and/or group operating income level is achieved that generally reflects growth over the prior year.

LONG-TERM INCENTIVES ("LTI")

   The Company provides executives with a restricted stock and stock options plan to retain and motivate them to improve long-term stock values. Annual grants of restricted stock and stock options are made to executives based on a market analysis of LTI levels within a peer group of companies. The annual grants are intended to reflect the individuals' respective responsibilities, as well as the actual and expected contribution of the individuals to the Company's long-term success. Restricted stock represents 25% of the LTI levels and are distributed to levels of Executive Vice President and above. The restricted stock is distributed at the beginning of a given year and is subject to the attainment of minimum three year cumulative EPS levels. If the Company does not meet its minimum cumulative EPS target then the restricted stock will be forfeited by the recipient. Otherwise, the restrictions will lapse at the beginning of the fourth year after grant on 50% of the restricted stock upon the attainment of the minimum EPS levels and will lapse in increasing increments (upon achievement of increasing EPS levels) up to 100% of such restricted stock. The EPS target for the shares reflects the annual growth targets set out in the Company's Strategic Plan. Stock options are granted only if the Company achieves its annual EPS target and, in the case of managing principals, the region achieves its earnings target, as applicable to the individual for the preceding year. Grants vest in equal amounts over a three year period and are exercisable over a five year or ten year period, as applicable. The Committee reviews and establishes the grants for directors and the executive officers.

   The Company exceeded its EPS target for 1995. The average number of options granted to executive officers, excluding the CEO, for 1995, including those options granted in January 1, 1996 pertaining to 1995 performance was 9,469.

RETIREMENT COMPENSATION

   The intent of the Committee's retirement compensation policy is to provide employees and executives with certain tax-qualified retirement benefits. The Company maintains a defined contribution savings plan available, substantially to all employees, including executives, under Section 401(k) of the Code. Under this plan, the Company contributes 25% of the participating employee's contribution. Employee contributions are generally limited to 10% of their compensation, subject to Code limitations. The Company also provides discretionary contributions if the Company exceeds the EPS target. Such discretionary contributions were made for 1995 as actual results significantly exceeded the EPS target.

   In addition, the Company provides a nonqualified deferred compensation plan to eligible employees to help them save for retirement. Under the plan, participants may defer payment of up to 10% of their annual cash compensation, subject to limitations and reduced by amounts contributed to the Company's 401(k) plan.

SECTION 162 (M)

   Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") generally imposes a $1,000,000 limit on the amount of compensation deductible by the Company that it pays to certain executive officers except for qualified "performance-based compensation." Compensation attributable to options granted under the various stock option plans currently in effect are expected to qualify for deductibility under Section 162(m). The Committee monitors the effect of Section 162(m) on the deductibility of such compensation paid by the Company and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of the executive compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the objectives of the executive compensation program and, if the Committee believes to do so is in the best interests of the Company and its shareholders, will make compensation arrangements that may not be fully deductible due to Section 162(m).

   During 1995, the provisions of Section 162(m) did not cause any compensation paid by the Company to be non-deductible.

CHIEF EXECUTIVE OFFICER COMPENSATION

   The principles guiding compensation for the Company's CEO are substantially the same as those set forth for other executives as previously described in this report. During 1995, the Company's most highly compensated officer was Richard J. Pinola, Chairman of the Board and CEO. Mr. Pinola's performance was reviewed by the Committee which made recommendations to the Board regarding his annual cash compensation (salary plus annual incentive) and approved his long-term incentive (restricted stock and stock options) award.

   Effective January 1, 1995, Mr. Pinola's annual base salary was increased to $385,000 for 1995. This increase was approved by the Board of Directors. Mr. Pinola received an annual cash incentive award of $512,531 in 1996 based on the Company's 1995 actual EPS results. One grant of 40,950 stock options was made during 1996 to reflect the achievement of exceeding target EPS levels for 1995. This grant was made at the closing market price of the Company's common stock on January 4, 1996. In addition, effective January 1, 1995, Mr. Pinola received a restricted stock award of 7,500 shares.

                      Compensation and Options
                      Committee
                      Raymond B. Langton, Chairman
                      Rebecca J. Maddox
                      Catherine Y. Selleck

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION IN COMPENSATION

   During 1995, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Board of Directors' Compensation and Options Committee, nor did any current or past officers of the Company serve on the Compensation and Options Committee. Except as discussed in the section "Certain Relationships and Related Party Transactions" with respect to the transactions with RHRC and RAGLR, the franchises owned by Mr. Hainline and Mr. Bourbeau, respectively, and the consulting fees paid to Mr. Tomasko, no member of the Compensation and Options Committee in 1995 had any relationship with the Company other than as a director and member of such committee.

                           COMMON STOCK PERFORMANCE

   Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return (assuming dividend reinvestment) of common stock listed on the NASDAQ Stock Market and common stock issued by companies in a peer group selected by the Company for the five year period December 31, 1990 through December 31, 1995. The peer group consists of the following companies: Robert Half International, Inc., Staff Builders, Healthcare Compare Corp., Dimark, Information Resources, Inc. and National Tech Team. The companies included in the peer group were selected primarily because they were publicly-held, professional service firms with international operations, had revenues similar to those of the Company and were in favorable financial condition.

       COMPARISON OF 5 YEAR CUMULATIVE RETURN AMONG THE COMPANY, NASDAQ
                 STOCK MARKET (U.S. COMPANIES) AND PEER GROUP






     500|------------------------------------------------------------------|
        |                                                                & |
        |                                                                  |
     400|------------------------------------------------------------------|
        |                                                                # |
        |                                     &            &               |
     300|---------------&--------------------------------------------------|
        |                          &                                     * |
  D     |                                                  #               |
  O  200|------------------------------------#-*-----------*---------------|
  L     |               #*         *                                       |
  L     |                                                                  |
  A  100|-#&*--------------------------------------------------------------|
  R     |                         #                                        |
  S     |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
          12/31/90  12/31/91  12/31/92    12/31/93     12/30/94    12/29/95

             |-------------------------------------------------------|
             | #=The Company  &=Peer Group  *=NASDAQ Stock Market    |
             |-------------------------------------------------------|

   ASSUMES $100 INVESTED ON DECEMBER 31, 1990 AND ALL DIVIDENDS REINVESTED



                        (Graphic information in dollars)

                       12/31/90     12/31/91     12/31/92     12/31/93     12/30/94    12/29/95
- --------------------------------------------------------------------------------------------------
The Company    #         100         166.21       108.11       205.40       218.92      376.84
Peer Grp.      &         100         297.38       287.92       338.20       335.84      462.31
NASDAQ         *         100         160.56       186.87       214.51       209.69      296.30


                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

   Subject to the shareholders' ratification, the Board of Directors has appointed the firm of Arthur Andersen LLP, which served as the Company's independent public accountants for the last fiscal year, to serve as the Company's independent public accountants for the current fiscal year. If the shareholders do not ratify this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting, other independent accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

   A representative of Arthur Andersen LLP is expected to be present at the meeting and will have the opportunity to make a statement if he desires to do so. The representative is also expected to be available to respond to appropriate questions.

   The Board of Directors recommends a vote "FOR" ratification of the appointment of the independent public accountants.

                            SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 1997 must be received by the Company by December 9, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                           SOLICITATION OF PROXIES

   The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expense of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

                          ANNUAL REPORT ON FORM 10-K

   THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO MS. CINDY NG, CORPORATE CONTROLLER, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

   THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                               By Order of the Board of Directors

                               /s/ G. Lee Bohs

                               G. Lee Bohs
                               Chief Financial Officer, Treasurer and Secretary

Appendix A

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                1996 EMPLOYEE STOCK PURCHASE PLAN (THE "PLAN")

   The purpose of the Plan is to provide employees a continued opportunity to purchase RMCI stock through annual offerings to be made during the five-year period commencing July 1, 1996. One hundred thousand (100,000) shares of RMCI stock in the aggregate have been approved for this purpose.

    1. Administration. The Plan shall be administered by a Committee appointed by the Board of Directors from members of the Board of Directors or senior management, consisting of at least three members. Members of the Committee shall not be eligible to participate in the Plan. The Committee shall have authority to make rules and regulations for the administration of the Plan; its interpretations and decisions with regard thereto shall be final and conclusive.

    2. Eligibility. Except as provided below, all employees of the Company or its subsidiaries shall be eligible to participate in the Plan in accordance with such rules as may be prescribed by the Committee from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, Section 423(b)(3),(4),(5), and (8) thereof) and the regulations promulgated thereunder. No employee may be granted the right to acquire stock under the Plan if such employee, immediately after such right is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary, or if such employee is subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended. Eligibility to the Plan begins on each January 1, April 1, July 1, and October 1 for those employees who have completed one year of service. A year of service is earned at the end of each full year, beginning with the date of hire, in which the employee has 1,000 or more hours of service.

    3. Offerings. The Company shall make one or more annual offerings to employees to purchase RMCI stock under the Plan. Each offering period shall be 12 months in duration, during which (or during such portion thereof as an employee may elect to participate) the amounts received as compensation by an employee shall constitute the measure of such of the employee's participation in the offering as is based on compensation.

    4. Participation. An eligible employee may participate in such offering or subsequent offering beginning on the next January 1, April 1, July 1, or October 1 while the Plan is in effect by completing and forwarding a payroll deduction authorization to the employee's appropriate payroll location in advance of such date. The form will authorize a regular payroll deduction from the employee's compensation, and must specify the date on which such deduction is to commence, which may not be retroactive.

    5. Deductions. The Company shall maintain payroll deduction accounts for all participating employees. With respect to any offering made under the Plan, an employee may authorize a payroll deduction of a whole percentage (up to a maximum of 10%) of the compensation the employee receives during the offering period (or during such portion thereof in which the employee may elect to participate).

   No employee may be granted rights to purchase stock under the Plan, which rights, together with rights under any other stock purchase plan of the Company and its subsidiaries, accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the effective date of the applicable offering) for each calendar year in which the rights are outstanding at any time.

   6. Deduction Changes. An employee may increase or decrease the employee's payroll deduction by filing a new payroll deduction authorization at any time during an offering period. The change may not become effective sooner than the next pay period after receipt of the authorization.

    7. Purchase of Shares. Each employee participating in any offering under this Plan shall be granted a right to acquire stock under the Plan, upon the effective date of such offering, as many full shares of RMCI stock as the participating employee may elect to purchase with up to 10% of the compensation received during the specified offering period (or during such portion thereof as the employee may elect to participate), to be paid by payroll deductions during such period.

   The purchase price for each share purchased shall be 85% of the average market price on the last business day of a calendar year-quarter, i.e. March
31, July 31, September 30 and December 31 (or the next preceding business day if such date falls on a non-business day) (the "Investment Date"). On the Investment Date the account of each participating employee shall be totaled, and the employee shall be deemed to have exercised a right to purchase one or more full shares at the then-applicable price; the employee's account shall be charged for the amount of the purchase; and the ownership of such share or shares shall be appropriately evidenced on the books of the Company. Excess amounts that are insufficient to purchase a full share will remain in the employer's payroll deduction account and carried forward to the next calendar-year quarter. Additional shares covered by the employee's right to acquire stock under the Plan shall be purchased in the same manner on each subsequent Investment Date during the offering period. A participating employee may not purchase a share under any offering period beyond 12 months from the effective date thereof. Any balance remaining in an employee's payroll deduction account at the end of an offering period will be carried forward to the next offering period.

   If the number of shares that participating employees become entitled to purchase is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair.

    8. Employee Accounts and Certificates. Upon purchase of one or more shares by a Plan participant pursuant to Section 7 hereof, the Company shall establish a book entry account in the name of the employee to reflect the share(s) purchased at that time. Certificates shall be issued only on request and also when necessary to comply with transaction requirements outside the United States. To request certificates, employees may contact the corporate controller at the Company's offices in Philadelphia.

    9. Registration of Shares. Shares may be registered only in the name of the employee, or, if the employee so indicates on the employee's payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have shares registered with a member of the employee's family, without right of survivorship. If the employee resides in a jurisdiction requiring a spousal waiver if such shares are registered in the employee's name only, then the Committee shall provide an appropriate form of waiver, which shall be executed prior to the issuance of shares under the Plan.

   10. Definitions. The term "Company" or "RMCI" means Right Management Consultants, Inc., a Pennsylvania corporation.

   The term "RMCI stock" means the common stock of RMCI.

   The phrase "average market price" means the average of the high and low closing sale prices of RMCI stock on the NASDAQ Stock Market on a given day or, if no sales of RMCI stock were made on that day, the average of the high and low closing sale prices of RMCI stock on the next preceding day on which sales were made on said Market.

   The term "subsidiary" means a subsidiary of the Company within the meaning of Section 424(f) of the Code and the regulations promulgated thereunder.

   11. Rights as a Shareholder. None of the rights or privileges of a shareholder of the Company shall exist with respect to shares purchased under the Plan unless and until such shares shall have been appropriately evidenced on the books of the Company.

   12. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's retirement, death, or termination of employment, the employee shall be ineligible to continue to participate in the Plan, and no payroll deduction shall be taken from any pay due and owing to the employee after the pay period during which the employee became ineligible. In the event of a participating employee's termination, retirement or death, any excess amounts in such employee's payroll deduction account will be paid to the employee in cash.

   13. Rights Not Transferable. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

   14. Adjustments in Case of Changes Affecting RMCI Stock. In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased proportionately, and such other adjustments shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting RMCI stock, such adjustments shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

   15. Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any respect, except that, without the approval of a majority of the shares of stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing the number of shares approved for the Plan (other than as provided in Section 15 hereof),
(ii) decreasing the purchase price per share, (iii) withdrawing the administration of the Plan from a Committee consisting of persons not eligible to participate in the Plan, or (iv) changing the designation of subsidiaries eligible to participate in the Plan.

   16. Termination of the Plan. This Plan and all rights of employees under any offering hereunder shall terminate at any time, at the discretion of the Board of Directors. No offering hereunder shall be made which shall extend beyond July 1, 2001.

   17. Governmental Regulations. The Company's obligation to sell and deliver RMCI stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

   18. Plan Shares Purchases. Purchases of outstanding shares may be made pursuant to and on behalf of this Plan, upon such terms as the Company may approve, for delivery under the Plan.

Appendix B


                       RIGHT MANAGEMENT CONSULTANTS, INC.

                            1993 STOCK INCENTIVE PLAN

1. Purpose. This 1993 Stock Incentive Plan (the "Plan") is intended to recognize the contributions made to the Company by key employees (including employees who are members of the Board of Directors) of the Company or any Affiliate and independent contractors who are managing principals of one or more of the Company's franchisees, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, and to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of Restricted Stock (as defined below) of the Company and/or rights to acquire the Company's Common Stock, par value $.01 per Share (the "Common Stock") in accordance with the terms of the Plan. In addition, the Plan is intended as additional incentive to directors of the Company who are not employees of the Company or an Affiliate to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of Options to acquire Common Stock in accordance with the terms of the Plan.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

         (a) "Affiliate" means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.

         (b) "Award" means an award of an Option and/or Restricted Stock granted pursuant to the Plan.

         (c) "Award Document" means either an Option Document or a Restricted Stock Document or both.

         (d) "Board of Directors" means the Board of Directors of the Company.

         (e) "Change of Control" shall have the meaning as set forth in Section 9 of the Plan.

         (f) "Code" means the Internal Revenue Code of 1986, as amended.

         (g) "Committee" means the committee consisting of at least two (2) members of the Board of Directors who satisfy the requirement of Section 3(a) of the Plan appointed by the Board of Directors from time to time to administer the Plan pursuant to Section 3 of the Plan.

         (h) "Company" means Right Management Consultants, Inc., a Pennsylvania corporation.

         (i) "Disability" means a physical or mental impairment sufficient to make the individual eligible for benefits under the Long-Term Disability Plan of the Company (whether or not a participant in such plan), provided such impairment also constitutes a "disability" within the meaning of Section 22(e)(3) of the Code.

         (j) "Fair Market Value" shall have the meaning set forth in Subsection 8(a)(ii) of the Plan.

         (k) "ISO" means an Option granted under the Plan which is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code.

         (l) "Non-employee Director" means a member of the Board of Directors who is not an employee of the Company or an Affiliate.

         (m) "Non-qualified Stock Option" means an Option granted under the Plan which is not intended to qualify, or otherwise does not qualify, as an "incentive stock option" within the meaning of section 422(b) of the Code.

         (n) "Option" means either an ISO or a Non-qualified Stock Option granted under the Plan.

         (o) "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

         (p) "Option Document" means the document described in Section 8(a) of the Plan, as applicable, which sets forth the terms and conditions of each grant of Options.

         (q) "Option Price" means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to subsection 8(a)(ii) of the Plan.

         (r) "Participant" means a person who holds an Option or Restricted
Stock.

         (s) "Plan Shares" means the shares of Common Stock of the Company which have been, or may be, issued pursuant to the Plan.

         (t) "Restricted Stock" means Common Stock granted pursuant to Section 8(b) of the Plan that is subject to a risk of forfeiture in accordance with the terms of such grant.

         (u) "Restricted Stock Document" means the document described in Section 8(b) of the Plan which sets forth the terms and conditions of each grant of Restricted Stock.

         (v) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

         (w) "Shares" means the shares of Common Stock of the Company which are the subject of Options.

3. Administration of the Plan.

         (a) General. The Plan shall be administered by the Committee which shall at all times consist of two (2) or more persons, each of whom shall be members of the Board of Directors. Each member of the Committee shall be a disinterested person (as such term is defined in Rule 16b-3) and an "outside director" within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled (or eliminated, consistent with the first sentence of this Section 3(a) by the reduction of the size of the Committee) by the Board of Directors.

         (b) Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

         (c) Grants. The Committee shall from time to time at its discretion grant Awards pursuant to the terms of the Plan. The Committee shall have plenary authority to (i) determine the individuals to whom, and the times at which, the Awards shall be granted, (ii) determine the type of Award to be granted and the number of Shares and/or amount of Restricted Stock subject thereto, (iii) if an Option is granted, determine the Option Price, its terms and the period or periods when such Option is exercisable, and (iv) approve the form and terms and conditions of the Award Documents; all subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the individual's services and responsibilities, the individual's present and potential contribution to the Company's success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Awards granted under it shall be final, binding and conclusive. Notwithstanding the foregoing, no single individual shall receive, in any calendar year, Awards entitling such individual to more than 10% of the Plan Shares.

         (d) Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder unless (i) the member of the Committee has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Subsection 3(d) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

         (e) Indemnification. Service on the Committee shall constitute service as a member of the Board of Directors of the Company. Each member of the Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company's Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

4. Grants under the Plan. The Committee may grant any of the following types of Awards, either singly, in tandem or in any combination as the Committee may in its sole discretion determine:

         (a) Options, in the form of Non-qualified Stock Options or ISOs or any combination thereof; and Restricted Stock.

5. Eligibility. Subject to the limitations set forth in this Section 5, all key employees and independent contractors who are managing principals of one or more of the Company's franchisees and members of the Board of Directors who are not then serving as members of the Committee shall be eligible to receive Awards hereunder. The Committee, in its sole discretion, shall determine whether an individual is eligible to be granted Awards hereunder. Only employees or employee directors may be granted an ISO or Restricted Stock.

6. Shares Subject to Plan. The aggregate maximum number of Plan Shares is One Million Six Hundred Fifty Thousand (1,650,000), subject to adjustment or amendment as provided in Sections 10 and 11 of the Plan. No more than Four Hundred Fifty Thousand (450,000) of the Plan Shares, as such number may be adjusted as provided in Sections 10 and 11 of the Plan, shall become permanently issued (i.e., cease to be subject to risk of forfeiture) as a result of Awards of Restricted Stock. Plan Shares not issued in the form of Restricted Stock (including all or any portion of the Plan Shares available for issuance as Restricted Stock Awards) may be issued pursuant to Options. The Plan Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If an Option terminates, is cancelled or expires without having been fully exercised for any reason or if Restricted Stock is forfeited for any reason, the Shares underlying the unexercised portion of the Option and/or the forfeited Restricted Stock, as the case may be, may again be the subject of one or more Awards granted pursuant to the Plan.

7. Term of the Plan. The Plan is effective as of October 28, 1992, the date on which it was adopted by the Board of Directors. The Plan was approved by the shareholders of the Company on December 16, 1992. The amendments to the Plan as contained herein and as approved by the Board of Directors on February 22, 1996 shall require shareholder approval on or before February 21, 1997 (which approval shall be by a majority of the votes cast at a duly called meeting of the shareholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting) or such amendments shall be deemed null and void.

8. Award Documents and Terms.

         (a) Options. Each Option granted under the Plan shall be a Non-qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO for Federal income tax purposes. If any Option designated an ISO is determined for any reason not to qualify as an ISO within the meaning of Section 422 of the Code, such Option shall be treated as a Non-qualified Stock Option for all purposes under the provisions of the Plan. Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan:

         (i) Number of Option Shares. Each Option Document shall state the number of Shares to which it pertains. An Optionee may receive more than one Option, which may include Options which are intended to be ISOs and Options which are not intended to be ISOs, but only on the terms and subject to the conditions and restrictions of the Plan.

         (ii) Option Price. Each Option Document shall state the Option Price which, for a Non-qualified Stock Option, may be less than, equal to, or greater than the Fair Market Value of the Shares on the date the Option is granted, but in no case less than eighty-five percent (85%) of such Fair Market Value, and, for an ISO, shall be at least 100% of the Fair Market Value of the Shares on the date the Option is granted as determined by the Committee in accordance with this Subsection 8(a)(ii); provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares on the date the Option is granted. If the Common Stock is traded in a public market, then the Fair Market Value per share shall be, if the Common Stock is listed on a national securities exchange or included in the NASDAQ National Market System, the last reported sale price thereof on the date the Option is granted, or, if the Common Stock is not so listed or included, the mean between the last reported "bid" and "asked" prices thereof on the relevant date, reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.

           (iii) Exercise. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the "Act")) contain the Optionee's acknowledgment in form and substance satisfactory to the Company that (a) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to the Company that an appropriate exemption from such registration is available, (C) the listing or inclusion of the Shares on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.

         (iv) Medium of Payment. An Optionee shall pay for Shares (i) in cash, or (ii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Company's Common Stock. If payment is made in whole or in part in shares of the Company's Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, endorsed in blank or accompanied by stock powers duly endorsed in blank by the Optionee. Notwithstanding the foregoing, Company Common Stock which is identified as having been obtained through an Option under this Plan and still subject to the holding rules applicable to ISOs under the Code may not be tendered in payment of the Option Price. In the event that certificates for shares of the Company's Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent (i) the Shares in respect of which payment is made, and (ii) such excess number of shares. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate.

         (v) Termination of Options.

(A) No Option shall be exercisable after the first to occur of the following:

         (1) Expiration of the Option term specified in the Option Document, which shall not occur after (i) ten years from the date of grant, or (ii) five years from the date of grant of an ISO if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate;

         (2) Expiration of three months from the date the Optionee's employment or service with the Company or its Affiliates terminates for any reason other than Disability or death or as otherwise specified in Subsection 8(a)(v)(A)(4) or 8(a)(v)(A)(5) below;

         (3) Expiration of one year from the date such employment or service with the Company or its Affiliates terminates due to the Optionee's Disability or death;

         (4) A finding by the Committee that the Optionee (i) has become employed without the Company's or an Affiliate's consent by a competitor of the Company or an Affiliate, or has become engaged in competition with the Company or an Affiliate, (ii) has divulged without the consent of the Company or an Affiliate any secret or confidential information belonging to the Company or an Affiliate, (iii) has been dishonest or fraudulent in any matter affecting the Company, (iv) committed any act which, in the sole judgment of the Committee, has been substantially detrimental to the interests of the Company or (v) was terminated for other reasons which would constitute cause under applicable law. The Company shall give an Optionee written notice of the occurrence of any such event prior to making any such determination. The determination of the Committee as to the occurrence of any of the events specified in this paragraph shall be conclusive and binding upon all persons for all purposes. In the event the Committee determines that any such event as specified in this paragraph has occurred, in addition to immediate termination of the Options held by the Optionee, the Optionee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture.

         (5) The date, if any, set by the Board of Directors as an accelerated expiration date in the event of the liquidation or dissolution of the Company.

(B) Notwithstanding the foregoing, the Committee may extend the period during which all or any portion of an Option may be exercised to a date no later than the Option term specified in the Option Document pursuant to Subsection 8(a)(v)(A)(1), provided that any change pursuant to this Subsection 8(a)(v)(B) which would cause an ISO to become a Non-qualified Stock Option may be made only with the consent of the Optionee.

         (vi) Transfers. No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him. Notwithstanding the foregoing, a Non-qualified Stock Option may be transferred pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

         (vii) Holding Period. No Option granted under the Plan may be exercised before the later of (i) the expiration of six months from the date of grant,
(ii) the expiration of six months following the date the Plan is approved by the Company's shareholders or (iii) the expiration of such greater period of time as may be specified in the Option Documents.

         (viii) Limitation on Grants. In no event shall the aggregate fair market value of the shares of Common Stock (determined at the time the ISO is granted) with respect to which ISOs under all incentive stock option plans of the Company or its Affiliates are exercisable for the first time by the Optionee during any calendar year exceed $100,000.

         (ix) Other Provisions. Subject to the provisions of the Plan, the Option Documents shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option granted pursuant to the Plan, and such additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable. Subject to Sections 8(a)(v) and 8(a)(x) and the general limitations on Options contained herein, the Board of Directors may authorize adjustments of an Option granted under the Plan with respect to the Option Price, the number of Shares, the term and any restrictions. Such adjustments may be accomplished by cancellation of an outstanding Option and a subsequent regranting of an Option, by amendment, or by substitution of an outstanding Option and may result in an Option Price which is higher but not lower than the Option Price of the prior Option, provide for a greater or lesser number of Shares subject to the Option, or provide for a longer or shorter term than the prior Option. The prohibition on the reduction of the Option Price contained in the preceding sentence shall not apply to adjustments made to reflect changes in capitalization as contemplated by Section 10.

         (x) Amendment. Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee's consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made pursuant to Subsection 8(a)(v)(A)(5) or Section 10 of the Plan, as applicable.

         (b) Restricted Stock. Restricted Stock granted pursuant to the Plan shall be evidenced by the Restricted Stock Documents (which shall include the stock certificate(s) evidencing such Restricted Stock and such other documents as the Committee shall determine with respect to each Award of Restricted Stock) in such form(s) as the Committee shall from time to time approve, which Restricted Stock Documents shall, to the extent applicable, comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan:

         (i) Amount of Restricted Stock. The Restricted Stock Documents shall state the amount of Restricted Stock to which they pertain.

         (ii) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such time(s), under such circumstances, in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and the applicable Restricted Stock Documents, a Participant granted Restricted Stock shall have all rights of a shareholder of the Company with respect to the Restricted Stock issued in the name of such Participant and then outstanding, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends thereon.

         (iii) Forfeiture. Except as otherwise determined by the Committee, upon termination of the employment of a Participant during a period when the Restricted Stock of such Participant is subject to forfeiture under the Restricted Stock Documents applicable thereto, such Restricted Stock shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Restricted Stock Document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

         (iv) Certificates. Restricted Stock granted under the Plan shall be evidenced by one or more stock certificates as determined by the Committee. Each such certificate shall be registered in the name of the Participant and such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company shall retain physical possession of the certificate(s) so long as the Plan Shares evidenced thereby are subject to forfeiture and the Participant shall (as a condition precedent to the issuance of a Restricted Stock Award) deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock to be issued. At the expiration of the applicable restriction period, the Company shall release to the Participant (or the Participant's legal representative or designated beneficiary) the certificate(s) representing the Restricted Stock with respect to which the applicable restrictions have been satisfied.

         (v) Dividends. The Committee, in its sole discretion, may permit or require the payment of dividends on the Restricted Stock to be automatically reinvested in additional Restricted Stock or other investment vehicles. Unless otherwise determined by the Committee, Common Stock distributed as a dividend or otherwise distributed in connection with the Restricted Stock shall be subject to the same restrictions and risk of forfeiture as the Restricted Stock with respect to which such Common Stock has been distributed.

         (vi) Minimum Holding Period. Restricted Stock granted under the Plan may not be transferred, sold or otherwise disposed of, by the Participant before the later of (i) the expiration of six months from the date of grant, or (ii) the expiration of six months following the date the amendments to the Plan adopting the Restricted Stock provisions are approved by the Company's Shareholders.

9. Change of Control. In the event of a Change of Control, the Committee may take whatever action it deems necessary or desirable with respect to the Options and Restricted Stock outstanding. Such action includes, without limitation, accelerating the expiration or termination date in the respective Option Documents to a date no earlier than thirty (30) days after notice of such acceleration given to the Optionees or accelerating the restriction periods in the respective Restricted Stock Documents. In addition to the foregoing, in the event of a Change of Control, Options granted pursuant to the Plan shall become immediately exercisable in full.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) and the shareholders of the other constituent corporation (or its board directors if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Common Stock immediately prior to the merger or consolidation will have at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders' ownership of Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14 (d)(2) of the Securities Exchange Act of 1934, as amended, other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) the chief executive officer immediately prior to the determination of whether a Change of Control has occurred or any "group" of which such chief executive officer is a member or any entity of which such chief executive officer owns 25% or more of the voting interests, shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty-five percent (25%) of the outstanding shares of the Company's Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two
(2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

10. Adjustments on Changes in Capitalization. The aggregate number of Shares and class of shares as to which Options may be granted hereunder, the number and class or classes of shares covered by each outstanding Option and the Option Price thereof, the Restricted Stock outstanding and the amount of uncommitted Plan Shares remaining subject to the Plan shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive. Fractional shares resulting from any adjustment pursuant to this Section 10 may be settled in cash or otherwise as the Committee shall determine.

11. Amendment of the Plan. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not amend the Plan to (i) change the class of individuals eligible to receive an ISO, (ii) permit the Board to reduce the Option Price of outstanding Options other than for adjustments in capitalization as contemplated by Section 10, (iii) increase the maximum number of Plan Shares, or (iv) make any other change or amendments to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 without obtaining approval of such amendments, within twelve months before or after such action, by vote of a majority of the votes cast at a duly called meeting of the shareholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter. In the future the Plan may be amended by the Board of Directors to provide for the granting of Options to Non-employee Directors pursuant to a formula which satisfies the requirements of Rule 16b-3(c)(2)(ii) of the Securities Exchange Act of 1934. No amendment to the Plan shall adversely affect any outstanding Option or Restricted Stock, however, without the consent of the Optionee or the holder of Restricted Stock, as the case may be.

12. No Commitment to Retain. The grant of an Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Participant in the employ of the Company or an Affiliate and/or as a member of the Company's Board of Directors or in any other capacity.

13. Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (on a form supplied by the Committee) to exercise his Options and/or receive any payments as may be due under the Plan to such beneficiary or beneficiaries in the event of the Participant's death, and may change such designation from time to time and at any time prior to the death of such Participant.

14. Withholding of Taxes. Whenever the Company proposes or is required to deliver Restricted Stock certificates or deliver or transfer shares in connection with the exercise of an Option, or whenever the Company is otherwise obligated to withhold taxes in connection with an Option or Restricted Stock, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to delivery or transfer of any certificate or certificates for such Restricted Stock or Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company's obligation to make any delivery of certificates in connection with Restricted Stock or make any delivery or transfer of Shares will be conditioned on the recipient's compliance, to the Company's satisfaction, with any withholding requirement.

15. Interpretation.

         (a) The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3. To the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in
Section 3 to fail to satisfy the conditions of Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law. This section shall not be applicable if no class of the Company's equity securities is then registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

         (b) The Plan is intended to satisfy the applicable requirements of Code
Section 162(m) so that the tax deduction for the Company for remuneration in respect of this Plan for services performed by employees within the purview of Code Section 162(m) is not disallowed in whole or in part by the operation of such Code Section. If any provision of this Plan or of any Award Document would otherwise frustrate or conflict with the intent expressed in this Section 15(b), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent there remains an irreconcilable conflict with such intent, such provision shall be deemed null and void as applicable to such employees.

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                Annual Meeting of Shareholders -- May 9, 1996

    The undersigned shareholder of RIGHT MANAGEMENT CONSULTANTS, INC. (the "Company"), revoking all previous proxies, hereby constitutes and appoints RICHARD J. PINOLA and JOSEPH T. SMITH, and each of them acting as individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held on Thursday, May 9, 1996, at 10:00 A.M. at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at such Annual Meeting, and at any adjournment or postponement thereof; provided that said proxies are authorized and directed to vote as indicated with respect to the following matters:

1. [ ] FOR all nominees for director named below.
   [ ] WITHHOLD AUTHORITY to vote for all nominees for director named below.
   [ ] FOR all of the nominees for director named below, except WITHHOLD
       AUTHORITY to vote for the nominee(s) whose name(s) is (are) lined through.
       Nominees: FRANK P. LOUCHHEIM, RICHARD J. PINOLA, JOSEPH T. SMITH, LARRY
       A. EVANS, NANCY N. GEFFNER, JOSEPH E. JANNOTTA, JOHN R. BOURBEAU, RAYMOND B. LANGTON, REBECCA J. MADDOX, CATHERINE Y. SELLECK and MARTI D. SMYE (Substitute nominee for Mr. Jannotta subject to consummation of the acquisition of People Tech Consulting, Inc.)

2. [ ] FOR      the amendment of the Right Management Consultants, Inc. 1993
                Stock Incentive Plan.
   [ ] AGAINST
   [ ] ABSTAIN

3. [ ] FOR      adoption of the Right Management Consultants, Inc. 1996
                Employee Stock Purchase Plan.
   [ ] AGAINST
   [ ] ABSTAIN

4. [ ] FOR      the ratification of the Selection by the Board of Directors of
                Arthur Andersen LLP, as the Company's independent public
   [ ] AGAINST  accountants for the current fiscal year.
   [ ] ABSTAIN

   5. In their discretion, the proxies will vote on such other business as may properly come before the meeting.

   This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3 and 4 REFERRED TO IN THIS PROXY. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ANNUAL REPORT, NOTICE OF SAID MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said attorneys and proxies may do by virtue hereof and hereby confirms that this proxy shall be valid and may be voted whether or not the shareholder's name is signed as set forth below or a seal is affixed or the description, authority or capacity of the person signing is given or other defect of signature exists.

                                       NOTE: PLEASE MARK, DATE AND SIGN THIS
                                       PROXY CARD AND RETURN IT IN THE ENCLOSED
                                       ENVELOPE. Please sign this proxy exactly as name appears in address below. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, please give full title and attach evidence of authority.
                                       Corporations please sign with full
                                       corporate name by a duly authorized
                                       officer and affix the corporate seal.

                                       Dated:_________________________ , 1996

                                       ________________________________(SEAL)
                                       (Shareholder's Signature)

                                       ________________________________(SEAL)
                                       (Shareholder's Signature)